Exhibit 10.25

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made effective as of the Effective Date (defined below), by and between Lisa R. Ricciardi (“Executive”) and ContraFect Corporation, a Delaware corporation (the “Company”).

WHEREAS, Executive’s employment with the Company ended on December 31, 2017 (the “Separation Date”); and

WHEREAS, in connection with Executive’s separation, Executive and the Company desire to enter into this Agreement upon the terms set forth herein.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company (collectively referred to as the “parties” or individually as a “party”) hereby agree as follows:

1. Termination. Effective as of the Separation Date, Executive’s employment with the Company terminated and Executive ceased to serve in or hold any employee or officer role or any other position with the Company or any of its affiliates (except for the consulting relationship described in Section 2 and except that Executive did not cease to serve as a member of the Company’s Board of Directors (the “Board”)) and Executive ceased to exercise or convey any authority (actual, apparent or otherwise) on behalf of the Company or any of its affiliates. During the Severance Period (as defined below), Executive will not be compensated for Executive’s Board service and Executive hereby waives any entitlement to such compensation during the Severance Period that Executive may have under the Company’s non-employee director compensation policies or practices as in effect from time to time.

2. Consulting. From the Separation Date through March 31, 2018 (the “Transition Period”), Executive will remain reasonably available to answer questions and provide such other transitional consulting services relating to Executive’s areas of expertise and work experience as are reasonably requested from time to time by the Company. Executive acknowledges and agrees that Executive will not be entitled to compensation for providing such consulting services other than the payments and benefits expressly set forth herein during the Transition Period. Following the Transition Period and for the remainder of the Severance Period, Executive may provide such consulting services at an hourly rate of $250. For the avoidance of doubt, the parties intend for Executive to incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Separation Date and, accordingly, the level of services Executive provides following the Separation Date will in all events be less than 20% of the average level of bona fide services performed by Executive for the Company and its subsidiaries as an employee prior to the Separation Date.

3. Payments.

(a) To the extent unpaid, the Company will promptly pay Executive all base salary earned during the payroll period in which the Separation Date occurred and will also reimburse any business expenses incurred by Executive prior to the Separation Date that are reimbursable under the Company’s expense reimbursement policy, including reimbursements that will be incurred for any conferences booked prior to the Separation Date that will occur during the Severance Period.

(b) Subject to Executive’s continued compliance with this Agreement and the Confidentiality Agreement (as defined below):

(i) The Company will pay Executive an amount in cash equal to $690,000, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices over the eighteen months following the Separation Date (the “Severance Period”), provided, however, that no payments will be made prior to the later of the first payroll payment date that occurs (i) at least five days following the Effective Date or (ii) in 2018 (the “First Payroll Date”), and any amounts otherwise payable prior to the First Payroll Date will be paid in a lump sum to Executive on the First Payroll Date without interest thereon.

(ii) Executive acknowledges that Executive has no target bonus for 2017 and is not entitled to receive any severance in respect of Executive’s target bonus.

(iii) If Executive timely elects to receive continued medical, dental or vision coverage under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the entire COBRA premiums under such plans for Executive and Executive’s dependents who were covered under such plans as of the Separation Date during the period commencing on the Separation Date and ending upon the earliest of (x) the date that is eighteen (18) months after the Separation Date, (y) the date that Executive becomes no longer eligible for COBRA and (z) the date Executive becomes eligible to receive comparable coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility if the same occurs during the COBRA payment period). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependent’s group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Company makes such determination and shall end on the earlier of (A) the date that is eighteen (18) months after the Separation Date, (B) the date that Executive becomes no longer eligible for COBRA and (C) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility if the same occurs during the COBRA payment period), subject to any delay that may be required under Section 409A of the Code.

4. Vesting of Options. Exhibit A to this Agreement sets forth a complete list of all outstanding Company stock options held by Executive (the “Options”). Effective as of the Separation Date, each Option shall vest in full. In addition, subject to earlier termination in connection with a corporate transaction (to the extent provided in the documents governing the Options), Executive shall be entitled to exercise the Option until (and including) the day prior to the second anniversary of the Separation Date. Executive acknowledges that any Option intended to qualify as an “incentive stock option” under Section 422 of the Code may cease to so qualify as of the Effective Date. Except as otherwise set forth in this Section 4, the Options shall continue in effect subject to their terms.

5. General Release and Waiver.

(a) Release of Claims. Executive agrees that, other than with respect to the Retained Claims (as defined below), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, successors and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up to and through the date Executive executes this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave

Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Retaliatory Actions by Employers Law; the New York State Labor Law; Section 125 of the New York Workers’ Compensation Law; and the New York State Civil Rights Law;

(v) any and all claims for violation of the federal or any state constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(viii) any and all claims for attorneys’ fees and costs.

(b) Retained Claims. Executive agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities of the Company (including any vested Options), (ii) Executive’s right to indemnification, advancement or defense by the Company or any of its affiliates pursuant to contract, directors’ and officers’ liability insurance or applicable law, (iii) claims for breach of this Agreement, (iv) claims that cannot be released as a matter of law, including, but not limited to, claims for workers’ compensation and Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (v) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (vi) claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s rights under applicable law (collectively, the “Retained Claims”). In addition, nothing in this Agreement or the Confidentiality Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

(c) Waiver. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement by delivering written notice to the General Counsel of the Company (which notice shall be deemed delivered only upon actual receipt); (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

(d) Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

6. Return of Company Property. Executive hereby represents that Executive has returned all property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control, other than to the extent reasonably necessary for Executive’s performance of service under Section 2(provided that Executive will promptly return such property upon termination of such services or the Company’s earlier request).

7. Taxes. The Company may withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges. Executive agrees to pay any taxes that may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company and to provide to the Company such information pertaining to Executive as may be reasonably requested by the Company and its affiliates to comply with applicable tax laws.

8. Effective Date. Executive has seven days after Executive executes this Agreement to revoke it by delivering written notice of such revocation to the General Counsel of the Company at the Company’s principal executive offices (such notice to be deemed delivered only upon actual receipt), and this Agreement will become effective on the eighth day after Executive executes this Agreement (the “Effective Date”), so long as it has not been revoked by Executive before that date.

9. Restrictive Covenants. Ancillary to and as a condition to Executive’s right to receive the payments set forth in this Agreement, Executive agrees to the following provisions, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Confidentiality Agreement. Executive reaffirms Executive’s obligations under the Confidential Information and Inventions Assignment Agreement between Executive and the Company dated September 28, 2017 (the “Confidentiality Agreement”) and acknowledges that such obligations survive Executive’s termination of employment with the Company as set forth in the Confidentiality Agreement. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement: (i) Executive shall not be in breach of this Agreement or the Confidentiality Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(b) Non-Compete. During the Severance Period, Executive shall not, without the Company’s prior written consent, on Executive’s own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any Competitor; provided that nothing in this Section will prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interests in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity. For purposes of this Agreement, Competitor means a business entity that is primarily engaged in the production of therapies that use lysins to treat infectious diseases.

(c) Non-Solicit. During the Severance Period, Executive will not solicit, induce or encourage any (i) employee of the Company or its affiliates to terminate his or her employment with the Company and (ii) distributor, supplier, customer, client or agent of the Company or its affiliates, in case of either (i) or (ii) that is known to Executive by reason of her employment with the Company, to terminate or modify its relationship with the Company or its affiliates; provided that nothing in this Section will prohibit general solicitations not targeted to any such employee, distributor, supplier, customer, client or agent.

(d) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Promptly following the execution of this Agreement, the Company agrees that it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 9 shall prohibit true statements made in any evidence or testimony required by a court, arbitrator or government agency or reasonably necessary to enforce a party’s rights under this Agreement.

(e) Reformation. In the event the terms of this Section 9 are determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, they will be interpreted to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

10. General Provisions.

(a) Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such a court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(b) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(c) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in the application of the substantive laws of any jurisdiction other than the State of New York, and where applicable, the laws of the United States. The venue for any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be in New York County, State of New York, and the Company and Executive each consents to the jurisdiction of such a court. The parties hereto waive any and all rights to a trial by jury with respect to any action arising hereunder.

(d) Notices. Any notices under this Agreement shall be given in writing in person or by registered or certified U.S. mail, postage prepaid, return receipt requested, by overnight mail next business day delivery service or by facsimile with confirmation, (i) if the Company, to the attention of the Company’s General Counsel at its principal executive offices, and (ii) if to Executive, at the last known address or facsimile number for Executive in the Company’s personnel files. Notices hereunder shall be deemed given when received or three days after placed in the mail in the manner provided above. Either party may change such party’s address for notice by giving notice as provided herein.

(e) Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties in respect of the subject matter contained herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. None of Executive’s rights or obligations hereunder may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or pursuant to the applicable laws of descent and distribution.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

CONTRAFECT CORPORATION
By: /s/ Steven C. Gilman	Date:	1/12/2018
Name: Steven C. Gilman
Title: Chief Executive Officer

EXECUTIVE

/s/ Lisa R. Ricciardi	Date:	1/11/2018
Lisa R. Ricciardi

Exhibit A

Options

Award Type	Grant Date	Exercise Price Per Share	Shares Subject to Award
Option	2/14/2017	$1.70	30,000
Option	5/2/2017	$1.60	22,500
Option	11/6/2017	$1.02	250,000